Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Invesco DB Multi-Sector Commodity Trust of our reports dated February 27, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in each of Invesco DB Oil Fund, Invesco DB Precious Metals Fund, Invesco DB Gold Fund and Invesco DB Base Metals Fund’s Annual Reports on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 13, 2019